EXHIBIT 99.1
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                            JOINT FILER INFORMATION
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Name:               BNP Europe Telecom and Media Fund II, L.P.
Address:            c/o CIBC Financial Center, Third Floor
                    11 Dr. Roy's Drive
                    P.O. Box 694 GT
                    Grand Cayman, Cayman Islands
                    British West Indies

Name:               General Business Finance and Investments, Ltd.
Address:            c/o Maples and Calder
                    Ugland House, South Church Street
                    P.O. Box 309 GT
                    Grand Cayman, Cayman Islands
                    British West Indies

Designated Filer:   Jean-Jacques Bertrand
                    Address: c/o BNP Paribas Private Equity SAS
                    32 Boulevard Haussmann
                    Paris, France 75009

Issuer & Ticker Symbol:                 Cogent Communications Group, Inc. (CCOI)
Date of Event Requiring Statement:      November 14, 2006


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                            EXPLANATION OF RESPONSES
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(1)   Represents the shares of Common Stock held of record by such Reporting
      Person following the sale of Common Stock by such Reporting Person pursuant to the underwriting agreement, dated as of November 9, 2006, among Cogent Communications Group Inc. ("Cogent"), Cogent Communications, Inc., the Reporting Persons, the other selling stockholders named therein and the underwriter named therein.

(2) Jean-Jacques Bertrand is a Director of Cogent. Mr. Bertrand is an officer of BNP Paribas Private Equity SAS ("BNP PE"), the management company and general partner of Natio Vie Developpement 3, Fonds Commun de Placement a Risque ("NVD3"). Mr. Bertrand is a director and one of the shareholders of General Business Finance and Investments Ltd. ("GBFI"), the general partner of BNP Europe Telecom & Media Fund II, LP ("BNP ETMF"). BNP ETMF may be deemed to beneficially own the shares held of record by NVD3 by virtue of their relationship, whereby BNP PE, the general partner of NVD3, shares certain common officers with GBFI, the general partner of BNP ETMF. BNP PE, as the general partner of NVD3, has voting and dispositive power over those shares owned by NVD3. BNP PE also has an advisory role with BNP ETMF as an investment advisor; however, BNP PE does not have beneficial ownership of any securities of BNP ETMF and does not have voting or dispositive power over shares held by BNP ETMF.

(3) Represents securities held by BNP ETMF, and Jean-Jaques Bertrand disclaims beneficial ownership of the securities held by the foregoing entity except to the extent of any indirect pecuniary interest in such entity.

(4)   Following the transaction, NVD3 no longer owns any shares in Cogent.

(5)   Represents securities held by Jean-Jacques Bertrand.